Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the 1st day of December, 2011, by and between Guardian 8 Corporation, a Nevada corporation (“G8”), and Paul Hughes (“Hughes”).

W I T N E S S E T H:

WHEREAS, G8 is a wholly-owned subsidiary of Guardian 8 Holdings (“GRDH”), a publicly traded Nevada corporation with a principal place of business at 11006 Parallel Parkway, Suite 200, Kansas City, Kansas.

WHEREAS, the officers and directors of G8 and GRDH are of the opinion that Hughes has education, experience and/or expertise which is of value to G8, GRDH and its stockholders, and

WHEREAS, G8 and Hughes desire to enter into this Employment Agreement, pursuant to which Hughes shall be employed by G8, to set forth the respective rights, duties and obligations of the parties hereto.

NOW THEREFORE, in consideration of the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge, G8 and Hughes agree as follows:

1.	EMPLOYMENT. G8 hereby agrees to employ Hughes and Hughes hereby accepts such employment, upon the terms and conditions hereinafter set forth.

2.	TERM. For purposes of this Agreement, “Term” shall mean the original term (as defined in Section 2.1 below), if Renewal Term is initiated, then “Term” shall mean the renewal term period.

2.1	Original Term: The Term of this Agreement shall commence on December 1, 2011 and expire on November 30, 2014 unless sooner terminated pursuant to the terms and provisions herein stated.

2.2
Renewal:  At any time prior to the expiration of the Original Term, as stated above, G8 and Hughes may, by mutual written agreement, extend Hughes’ employment under the terms of this Agreement for such additional periods as they may agree.

3.	COMPENSATION.

3.1
Salary: G8 shall pay Hughes a base annual salary of One Hundred Eight Thousand Dollars ($108,000) per annum, payable in accordance with G8’s normal policies but in no event less often than semi-monthly (the “Salary”).  Such Salary shall be payable in accordance with G8’s normal policies. Further, the G8 Board of Directors shall review the Salary annually on or about March 1st for an increase

3.2
Commission: Hughes shall be eligible to participate in G8’s Commission Sales Program during the term of his employment. Any commission shall be payable in accordance with G8’s normal policies and at the discretion of the G8 Board of Directors, but in no event less often than quarterly (the “Commission”).

3.2
Incentive Compensation: Hughes shall also be eligible for incentive compensation in accordance with Addendum C, Executive Officer Incentive Compensation Plan, attached hereto and made a part hereof by this reference.

3.3	Stock Option Plan/Stock Purchase Plan: Hughes shall also be eligible to participate in GRDH’s Stock Option Plans and Stock Purchase Plans, if any, during the term of employment.

4.	HUGHES BENEFITS.

4.1
General Benefits:  Hughes will be eligible to participate in either G8’s or GRDH’s medical insurance plan when in effect. Hughes shall be entitled to receive or participate in all other benefit plans and programs of G8 and/or GRDH currently existing or hereafter made available to executives or senior management of G8 and/or GRDH, including but not limited to, dental insurance, pension and profit sharing plans, 401(k) plans, incentive savings plans, stock option plans, group life insurance, and other fringe benefits.

4.2
Business Expense:  Hughes shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred for purposes of paying business expenses, including without limitation, business travel, entertainment, lodging and similar activities directly by Hughes in performing his duties and obligations under this Agreement, including those expenses incurred for the use of a company cell phone and home office.  G8 shall pay or reimburse such expenses on at least a monthly basis, upon submission by Hughes of appropriate receipts, vouchers or other documents in accordance with G8’s policy

4.3
Vacation:  Hughes shall initially be entitled during each twelve (12) month period during the Term of this Agreement to a vacation of three (3) weeks during which time Hughes’ compensation will be paid in full.  Unused days of vacation will be compensated in accordance with G8’s policy as established by G8 from time to time.  Hughes may take the vacation periods at any time during the year as long as Hughes schedules time off as to not create hardship on G8.  In addition, Hughes shall have such other days off as shall be determined by G8 and shall be entitled to paid sick leave and paid holidays in accordance with G8’s policy.

5.	DUTIES/SERVICE.

5.1
Position: Hughes is employed as Vice President of Operations and Security Sales and shall perform such services and duties as are defined in Addendum A, Job Description, attached hereto, and as are normally associated with such position, subject to the direction, supervision and rules and regulations of G8.

5.2	Place of Employment: The place of Hughes’ employment and the performance of Hughes’ duties will be at G8’s corporate headquarters or Scottsdale Arizona.

5.3
Extent of Services: Hughes shall at all times and to the best of his ability perform his duties and obligations under this Agreement in a reasonable manner consistent with the interests of G8.  The precise services of Hughes may be extended or curtailed, from time to time at the discretion of G8, and Hughes agrees to render such different and/or additional services of a similar nature as may be assigned from time to time by G8.

5.3.1 Except as otherwise agreed by G8 and Hughes in writing, it is expressly understood and agreed that Hughes’ employment is full time and of a critical nature to the success of G8 and is therefore exclusive.  Hughes may not be employed by other entities or otherwise perform duties and undertakings on behalf of others or for his own interest unless pre-approved by the Board of Directors.  G8 acknowledges that Hughes presently, or may in the future, serve on the Board of Directors of other companies and such action shall not be a breach of this section; provided, however, that such companies either: (a) are listed on Addendum B, attached hereto; or (b) do not compete with G8 or interfere with the performance of Hughes’ duties pursuant to this Agreement, as determined in the reasonable judgment of the Board of Directors.  Unless otherwise agreed by G8 and Hughes in writing, employment of Hughes at less than full time shall not affect the vesting of the Option Shares pursuant to this Agreement.

5.3.2 Additionally, G8 recognizes that Hughes has, or may have in the future, non-passive equity positions in other companies, which either: (a) are listed on Addendum B attached hereto; or (b) do not compete with G8 in the reasonable judgment of the Board of Directors.  G8 recognizes that such equity positions may occasionally require some limited attention from Hughes during normal business hours.  However, Hughes agrees that if such time is considered excessive by the Board of Directors, Hughes shall be so advised and noticed by G8 and Hughes shall be required to make appropriate adjustments to ensure his duties and obligations under this Agreement are fulfilled.

6.
TERMINATION.  The Term of this Agreement shall end upon its expiration pursuant to Section 2 hereof, provided that this Agreement shall terminate prior to such date: (a) upon Hughes’ resignation, death or permanent disability or incapacity; or (b) by G8 at any time for “Cause” (as defined in Section 6.4 below) or without Cause.

6.1
By Resignation:  If Hughes resigns with “Good Reason” (as defined below), this Agreement shall terminate but, Hughes shall continue to receive, for a six-month period, (i) Hughes’ Salary payable in periodic installments on G8’s regular paydays, at the rate then in effect, (ii) any accrued but unpaid Commissions, and (iii) any options or stock grants shall vest only through the end of the then current calendar month.  For purposes of this Agreement, “Good Reason” shall mean: (i) the assignment to Hughes of duties substantially and materially inconsistent with the position and nature of Hughes’ employment, the substantial and material reduction of the duties of Hughes which is inconsistent with the position and nature of Hughes’ employment; or (ii) a reduction in compensation and benefits that would substantially diminish the aggregate value of Hughes’ compensation and benefits without Hughes’ written consent.

6.2
By Reason of Incapacity or Disability: If Hughes becomes so incapacitated by reason of accident, illness, or other disability that Hughes is unable to carry on substantially all of the normal duties and obligations of Hughes under this Agreement for a continuous period of sixty (60) days (the “Incapacity Period”), this Agreement shall terminate. Further, any options or stock grants shall be deemed vested only through the end of the calendar month in which the Incapacity Period is determined.  For purposes of the foregoing, Hughes’ permanent disability or incapacity shall be determined in accordance with G8’s disability insurance policy, if such a policy is then in effect, or if no such policy is then in effect, such permanent disability or incapacity shall be determined by G8’s Board of Directors in its good faith judgment based upon Hughes’ inability to perform normal and reasonable duties and obligations.

6.3
By Reason of Death:  If Hughes dies during the Term of this Agreement, G8 shall pay to the estate of Hughes any earned Commission only through the date of Hughes’ death. Other death benefits, if any, will be determined in accordance with the terms of G8’s benefit plans and programs. Further, any options or stock grants shall be deemed vested only through the end of the calendar month of Hughes’ death.

6.4
For Cause:  If the Term of this Agreement is terminated by G8 for Cause Hughes shall be entitled to receive Hughes’ Commission only through the date of termination and any option or stock grants shall be deemed vested only through the end of the calendar month of such termination. However, if a dispute arises between G8 and Hughes that is not resolved within sixty (60) days and neither party initiates legal proceedings pursuant to Section 12.8, G8 shall have the option to pay Hughes the lump sum equal to six month’s Salary at the time of termination (the “Severance Payment”).  Such determination to pay the Severance Payment shall be made in the reasonable judgment of the Board of Directors.  If G8 elects to make a payment to Hughes of the Severance Payment, the parties hereto agree that such payment and the payment provided by Section 6.6 shall be Hughes’ complete and exclusive remedy for such a termination for Cause.  For purposes of this Agreement, “Cause” shall mean: (i) any act of dishonesty or fraud with respect to G8; (ii) the commission by Hughes of a felony, a crime involving moral turpitude or other act causing material harm to G8’s standing and reputation; (iii) Hughes’ continued material failure to perform Hughes’ duties to G8 after ten (10) days’ written notice thereof to Hughes; or (iv) gross negligence or willful misconduct by Hughes with respect to G8. G8 shall provide Hughes, within ten (10) days of becoming aware of a “For Cause” breach, written notice, which shall include written documentation, if any, of the “For Cause” breach, as defined above. Upon receipt of the written notice, Hughes shall have ten (10) days to respond to G8’s notice and attempt to cure or resolve the “For Cause” breach.

6.5
Without Cause:  If, during the Term of this Agreement, G8 terminates Hughes’ employment without Cause, Hughes shall be entitled to receive six month’s Salary payable in periodic installments on G8’s regular paydays, and any option or stock grants shall be deemed vested only through the end of the calendar month of such termination. In addition, G8 may pay Hughes additional sums pursuant to Section 7.5 below.

7.	COVENANT TO NOT COMPETE AND NON-SOLICITATION.

7.1
Covenant Not To Compete: Hughes acknowledges and agrees that in consideration of and reliance upon his employment, G8 and GRDH shall allow Hughes access to the Company’s proprietary information and data, including but not limited to processes, suppliers, present and future business plans, marketing strategies, marketing channels, distributors, budgets, manufacturers, investors and shareholders.  Hughes acknowledges and agrees that any and all such information and data could be used to the competitive disadvantage of G8 and GRDH.  Accordingly, for the term of this Agreement and for a period of eighteen (18) months following the termination of this Agreement for any reason, subject to the terms of Section 7.5 below, Hughes shall not, without the express written consent of G8 or GRDH, directly or indirectly in any manner, including without limitation by employment, contract, consultation, investment (either directly or beneficially) assist any person or entity in engaging in any competition with G8 or GRDH.  The term “engaging in competition” as used herein shall be deemed to be used in its ordinary meaning and sense and shall include engaging in, assisting or have an interest in, or entering the employment of or acting as an agent, advisor or consultant for, any person or entity which is engaged in, or will be engaged in, the development, manufacture, supplying or sale of a product, process, service or development which is competitive with a product, process, service or development on which G8 or GRDH has expended resources and on which Hughes worked or with respect to which Hughes has or had access to Confidential Information while at Company. Upon the Effective Date, Hughes agrees that the geographical scope of this covenant not to compete shall be North America.  For purposes of clarity, the following products shall not be considered to be products that are competitive with the Company’s products and thus are not products covered by this Agreement: stun guns, Taser devices, stun batons, or other personal defense or person and crowd control products using electrical charges, impact munitions, firearms that discharge potentially lethal rounds or other lethal or potentially lethal personal protection devices.   Persons and entities that develop and sell such devices shall not be deemed competitors of G8 or GRDH unless or until the same begin developing and/or selling products covered by this Agreement.

7.2
Acknowledgment Regarding Restrictions: Hughes recognizes and agrees that the restraints contained in Section 7.1, including the geographic scope thereof in light of G8’s marketing efforts, are reasonable and enforceable in view of G8’s legitimate interests in protecting its Confidential Information and customer goodwill and the limited scope of the restrictions in Section 7.1.

7.3
Enforcement in Equity: Hughes acknowledges and agrees that in the event that there is a breach of the covenant not to compete or of the non-solicitation covenant set forth herein, that G8 or GRDH have no adequate remedy at law.  Accordingly, the parties agree that G8 and/or GRDH may enforce these covenants in equity by way of injunctive relief, both temporary and permanent. The exclusive jurisdiction and venue for any such actions shall be the District Court of Johnson County, Kansas and Hughes irrevocably consents to the personal jurisdiction of that court for such purposes.  G8 and/or GRDH shall not be deemed stopped from combining a claim for injunctive relief with a claim for money damages in the same action.  In the event that G8 and/or GRDH is the prevailing party in any such action, they shall be entitled to recover their reasonable attorney’s fees as part of the judgment in the action.

7.4
Non-Solicitation; Agreement not to Hire/be Hired: Hughes understands and appreciates that G8 invests a tremendous amount of time, energy, resources and expertise in the training and education of its employees to be able to operate its operations. Further, Hughes understands that in the event an employee of G8, GRDH or any of its operating subsidiaries, is enticed to leave, then G8 shall be damaged in an amount the Parties are not capable of calculating at the present time. Therefore, Hughes agrees, that during any non-compete period set forth above, that he will not offer employment or contractor status to any employee or contractor or affiliated person of G8, or accept employment or contractor status from any employee or contractor or affiliated person of G8; GRDH or its operating subsidiaries, nor to allow any person or entity affiliated with Hughes to offer such employment status with Hughes or any other concern, venture or entity with whom Hughes may be employed by, associated or hold a more than five percent (5%) ownership position in.

7.5
Non-Compete Payments for Termination Without Cause: In the event Hughes is terminated without Cause, as set forth in Section 6.5 above, the eighteen (18) month period of non-competition set forth in Section 7.1 shall only be effective for a period of time in which Hughes is compensated by G8 in accordance with the following formula:
(BS x 0.85) x NM = P

Where:
BS =           Hughes base salary at the time of termination;

NM =           the number of months (up to eighteen) G8 desires to enforce the non-competition provision; and

P =           the lump sum payment payable to Hughes within ten (10) business days of the without Cause termination.

8.	TRADE SECRETS AND CONFIDENTIALITY.

8.1
Nondisclosure: Without the prior written consent of G8, Hughes shall not, at any time, either during or after the term of this Agreement, directly or indirectly, divulge or disclose to any person, firm, association, or corporation, or use for Hughes’ own benefit, gain, or otherwise, any customer lists, plans, products, data, results of tests and data, or any other trade secrets or confidential materials or like information (collectively referred to as the “Confidential Information”) of G8 and/or its Affiliates, as hereinafter defined, it being the intent of G8, with which intent Hughes hereby agrees, to restrict Hughes from disseminating or using any like information that is unpublished or not readily available to the general public.

8.1.1
Definition of Affiliate. For purposes of this Agreement, the term “Affiliate” shall mean any entity, individual, firm, or corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with G8.

8.2
Return of Property: Upon the termination of this Agreement, Hughes shall deliver to G8 all lists, books, records, data, and other information (including all copies thereof in whatever form or media) of every kind relating to or connected with G8 or its Affiliates and their activities, business and customers.

8.3
Notice of Compelled Disclosure: If, at any time, Hughes becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process or otherwise) to disclose any of the Confidential Information, Hughes shall provide G8 with prompt, prior written notice of such requirement so that G8 may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, that G8 waives compliance with the provisions hereof, Hughes agrees to furnish only that portion of the Confidential Information which Hughes is advised by written opinion of counsel is legally required and exercise Hughes’ best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In any event, Hughes shall not oppose action by G8 to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

8.4
Assurance of Compliance: Hughes agrees to represent to G8, in writing, at any time that G8 so request, that Hughes has complied with the provisions of this section, or any other section of this Agreement.

9.
RETURN OF G8 PROPERTY. Hughes agrees that upon any termination of his employment, Hughes shall return to G8 within a reasonable time not to exceed two (2) business days, any of G8’s property in his possession or under his control, including but not limited to, computer/office automation equipment, records and names, addresses, and other information with regard to customers or potential customers of G8 with whom Hughes has had contact or done business.

10.	RELATIONSHIP OF PARTIES. The parties intend that this Agreement create an Employee-Employer relationship between the parties.

11.
NOTICES.  All notices, required and demands and other communications hereunder must be in writing and shall be deemed to have been duly given when personally delivered or when placed in the United States Mail and forwarded by Registered or Certified Mail, Return Receipt Requested, postage prepaid, or when forwarded via reputable overnight carrier, addressed to the party to whom such notices is being given at the following address:

As to G8:                                               Guardian 8 Corporation
11006 Parallel Parkway, Suite 200
Kansas City, Kansas  66109
Attn: Chief Executive Officer

As to Hughes:                                      Paul Hughes
23842 N 72nd Place
Scottsdale, AZ  85255

Address Change: Any party may change the address(es) at which notices to it or him, as the case may be, are to be sent by giving the notice of such change to the other parties in accordance with this Section 11.

12.	MISCELLANEOUS.

12.1
Entire Agreement:  This Agreement and the Addendums hereto contain the entire agreement of the parties.  This Agreement may not be altered, amended or modified except in writing duly executed by the parties.

12.2	Assignment: Neither party, without the written consent of the other party, can assign this Agreement.

12.3	Binding: This Agreement shall be binding upon and inure to the benefit of the parties, their personal representative, successors and assigns.

12.4	No Waiver: The waiver of the breach of any covenant or condition herein shall in no way operate as a continuing or permanent waiver of the same or similar covenant or condition.

12.5
Severability:  If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way.  The parties hereto agree to replace any invalid provision with a valid provision which most closely approximates the intent of the invalid provision.

12.6	Interpretation: This Agreement shall not be construed more strongly against any party hereto regardless of which party may have been more responsible for the preparation of Agreement.

12.7
Governing Law: All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflicts of law thereof.

12.8
Submission to Jurisdiction; Consent to Service of Process:  The United States District Court for the District of Kansas, or, if such court does not have subject matter jurisdiction, the state courts of Kansas located in Johnson County, shall have exclusive jurisdiction over and shall resolve all disputes arising out of or related to this Agreement.  Each party hereby irrevocably accepts and submits to the exclusive jurisdiction of such courts, in personam, with respect to any such dispute.  Each party irrevocably and unconditionally (a) waives any objection to the laying of venue of any proceeding arising out of or related to this Agreement in (i) the district court of the state of Kansas, Johnson County, or (ii) any Federal court sitting in the District of Kansas and located in Johnson County, and (b) agrees not to plead or claim that any such proceeding brought in any such court has been brought in an inconvenient forum.  Each of the parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each of the parties hereby consents to process being served by any party to this Agreement in any proceeding by the delivery of a copy thereof in accordance with Section 11.

12.9
Titles:  Titles to the sections of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

12.10	Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original, but together which shall constitute one and the same instrument.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

G8:	Guardian 8 Corporation
a Nevada corporation

By: /s/ Steve Cochennet
Steve Cochennet, CEO

GRDH:	Guardian 8 Holdings
Only as applies to GRDH	a Nevada corporation

By: /s/ Steve Cochennet
Steve Cochennet, CEO

Hughes:

By: /s/ Paul Hughes
Paul Hughes

ADDENDUM A

Job Description for Paul Hughes

Job Title:                        Vice President of Operations and Security Sales
Department:                   Executive
Reports To:                    Chief Executive Officer

SUMMARY

The Vice President of Operations and Security Sales is responsible for planning, organizing, staffing, and managing G8’s daily operations. The Vice President of Operations and Security Sales also develops the formal requirements, performance specifications, and metrics for assessing the operational effectiveness of these processes and, as directed by the CEO develops strategies for sustaining this effectiveness in line with corporate goals.

Assists in preparing an annual business plan and budget for G8’s operations and works in cooperation with the other executives for the orderly and efficient operation of G8’s business

Aids CEO in formulating and administering G8 policies and performs the following duties personally or through subordinate managers/employees.

ESSENTIAL DUTIES AND RESPONSIBILITIES include the following. Other duties may be assigned.

•	Manage the day to day operations/logistics/supply chain efforts of G8.

•	Lead the Professional Security Sales and Marketing effort

•	Assist GRDH in the identification, evaluation and negotiation of potential JV/Supplier/Distributor targets

•	Ensure compliance with regulatory agencies

•	Manage the corporate trade show effort

A-1

ADDENDUM B
Approved Non-G8
Business Activity Exemptions

Description of Business Activity

Hughes currently provides consulting services to Earth 911, Inc. These services will continue for not more than sixty (60) days following execution of this Agreement.

B-1

ADDENDUM C

EXECUTIVE OFFICER INCENTIVE COMPENSATION PLAN

This Executive Officer Incentive Compensation Plan (this “Plan”) is effective as of the 1st day of October, 2011, by and among Guardian 8 Corporation, a Nevada corporation (“G8”), Guardian 8 Holdings, a Nevada corporation and parent company to G8 (“GRDH”), and Paul Hughes (“Hughes”), as follows:

WHEREAS, it is in the best interest of G8, GRDH and Hughes to enter into a continuing arrangement to cover annual incentive and long-term bonuses, and

WHEREAS, the parties to this Plan desire to memorialize various aspects of their relationship:

NOW, THEREFORE, the parties hereby agree as follows:

1.           Addendum. This Plan is in an addendum to that certain Employment Agreement effective of even date herewith.

2.           Long-Term Incentives; Stock Grants. Hughes shall be eligible to receive up to seven hundred fifty thousand (750,000) shares of G8’s restricted common stock pursuant to the Guardian 8 Holdings Stock Compensation Plan, as amended from time to time, or any successor plan, for the fiscal year ending December 31, 2012 in accordance with the following:

Unit Sales
	Net Unit Sales*	# of Shares
	Minimum of 1,667	100,000
	2,000-2,680	150,000
	2,681-3,350	200,000
	3,350-4,020	250,000
	Over 4,021	300,000

* Net Unit Sales equal gross sales minus returns, allowances and units used for training, giveaways, etc.

Training Revenue
In addition, Hughes may receive up to 250,000 shares on a pro rata basis (1 share for each $1.34 in training revenue) for training revenue actually received by G8 in 2012. The target training revenue for 2012 is $335,000.

Executive Officer and Director Recruitment
Hughes may receive up to 200,000 shares, following ninety (90) days from placement, for recruiting persons for which he identifies, recruits and assists in becoming executive officers or directors of the Company as follows:

	Position Filled	# of Shares
	Board Member(s)	50,000
	Executive Officer(s)	100,000

3.           Nontransferability of Rights. Prior to such time that any shares under the Plan are issued to Hughes, any rights under the Plan shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any right under the Plan, or upon the levy of any attachment or similar process upon the Plan, the benefits granted herein (that have not been paid) shall immediately be forfeited.

4.           Board Authority. Any questions concerning the interpretation of this Plan and any controversy which arises under this Plan shall be settled by the G8 Board of Directors in its sole discretion unless pursued through Johnson County Courts, as outlined in Section 12.8, by either party.

5.           Binding Effect. This Plan shall bind, and, except as specifically provided herein, shall inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.

6.           Governing Law. This Award Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Kansas.

IN WITNESS WHEREOF, G8 has caused this Plan to be executed and Hughes has hereunto set his hand effective the day and year first above written.

G8:	Guardian 8 Corporation
a Nevada corporation

By: /s/ Steve Cochennet
Steve Cochennet, CEO

GRDH:	Guardian 8 Holdings
Only as applies to GRDH	a Nevada corporation

By: /s/ Steve Cochennet
Steve Cochennet, CEO

Hughes:

By: /s/ Paul Hughes
Paul Hughes

G 8 SALES COMMISION PLAN
To be forwarded